Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

February 27, 2017

Linn Energy, Inc.

600 Travis Street

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Linn Energy, Inc., to be filed on or about February 28, 2017, of references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below contained in Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 13, 2016, as amended by Amendment No. 1 filed on April 20, 2016 (the “2015 Year-End 10-K”):

•	Report as of December 31, 2015 on Reserves and Revenue owned by Linn Energy, LLC;

•	Appraisal Report as of December 31, 2014 on Certain Properties owned by Linn Energy, LLC;

•	Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC; and

•	Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC associated with the acquisition of Berry Petroleum Company.

We further consent to the incorporation by reference in this Registration Statement of our third party letter report dated February 9, 2016, filed as Exhibit 99.1 to the 2015 Year-End 10-K.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716